Exhibit (d)(15)(f)

AMENDMENT TO SUB-ADVISORY BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

THOMPSON, SIEGEL & WALMSLEY LLC

THIS AMENDMENT is made as of December, 2013, to the Sub-Advisory Agreement dated May 1, 2013 (the “Agreement”), between Transamerica Asset Management, Inc. (the “Investment Adviser”) and Thompson, Siegel & Walmsley LLC (the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

Schedule A to the Agreement is hereby deleted and replaced in its entirety with the attached revised Schedule A, and all references in the Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

In all other respects, the Sub-Advisory Agreement dated May 1, 2013 is confirmed and remains in full force and effect.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:
Name:	Christopher A. Staples
Title:	Senior Vice President and Chief Investment Officer, Advisory Services

THOMPSON, SIEGEL & WALMSLEY LLC

By:
Name:
Title:

Schedule A

FUNDS	INVESTMENT SUB-ADVISORY FEE*
Transamerica TS&W International Equity VP**	0.30% of assets up to $1 billion; 0.28% over $1 billion up to $2 billion; and 0.265% of net assets in excess of $2 billion

*	As a percentage of average daily net assets on an annual basis.
**	The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica International Equity, Transamerica TS&W International Equity VP and Transamerica Partners International Equity Portfolio.